UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 17, 2018

PERNIX THERAPEUTICS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 793-2145

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standards; Transfer of Listing.

On October 17, 2018, Pernix Therapeutics Holdings, Inc. (the "Company") received a letter from the Nasdaq Stock Market LLC ("Nasdaq") indicating that, based upon the Company's market value of publicly held shares for the last 30 consecutive days, the Company no longer meets the requirement to maintain a minimum Market Value of Publicly Held Shares ("MVPHS") of $15 million, as set forth in Nasdaq Listing Rule 5450(b)(1)(C) (the "MVPHS Notice").

In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has been provided a period of 180 calendar days, or until April 15, 2019, in which to regain compliance with Nasdaq Listing Rule 5450(b)(3)(C). In order to regain compliance with the MVPHS requirement, the Company's MVPHS must be at least $15 million for a minimum of ten consecutive business days during this 180-day period. In the event that the Company does not regain compliance within this 180-day period, Nasdaq will provide notice to the Company that its common stock will be subject to delisting. In the event of such a notification, the Company may appeal the Nasdaq staff's determination to delist its securities, but there can be no assurance the Nasdaq staff would grant the Company's request for continued listing. Alternatively, the Company may also apply to transfer its securities to the Nasdaq Capital Market, provided that the Company meets the Nasdaq Capital Market's continued listing requirements.

On October 19, 2018, the Company received a second letter from Nasdaq indicating that, based upon the closing bid price of the Company's common stock for the last 30 consecutive business days, the Company no longer meets the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). (the "Minimum Bid Price Notice" and together with the MVPHS Notice, the "Notices").

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until April 17, 2019, in which to regain compliance with Nasdaq Listing Rule 5450(a)(1). In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must be at least $1.00 per share for a minimum of ten consecutive business days during this 180-day period. In the event that the Company does not regain compliance within this 180-day period, the Company may apply to have its common stock listed on the Nasdaq Capital Market. If the Company meets the continued listing criteria and initial listing standards (other than the minimum bid price requirement) for the Nasdaq Capital Market and provides written notice of its intention to cure the deficiency, then Nasdaq may provide the Company with an additional 180 days to comply with the minimum bid price requirement. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its common stock will be subject to delisting. In the event of such a notification, the Company may appeal the Nasdaq staff's determination to delist its common stock, but there can be no assurance the staff would grant the Company's request for continued listing.

The Notices do not result in the immediate delisting of the Company's common stock from the Nasdaq Global Market. The Company intends to monitor the closing bid price of the Company's common stock and its MVPHS and consider its available options in the event that the closing bid price of the Company's common stock remains below $1.00 per share or the Company's MVPHS remains below $15 million, including seeking to transfer to the Nasdaq Capital Market. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement, even if it transfers to the Nasdaq Capital Market for the additional 180-day compliance period with respect to the minimum bid price requirement, or the MVPHS requirement or maintain compliance with the other listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Date: October 22, 2018	By:	/s/ John A. Sedor
John A. Sedor
Chief Executive Officer